Exhibit 99.1

News Release

Weatherford Announces Fourth Quarter and Full Year 2023 Results
•Fourth quarter revenue of $1,362 million increased 4% sequentially and 13% year-over-year; full year revenue of $5,135 million, increased 19% from prior year, driven by international revenue growth of 26%
•Fourth quarter operating income of $216 million decreased 1% sequentially and increased 28% year-over-year; full year operating income of $820 million, increased 99% from prior year
•Fourth quarter net income of $140 million, a 10.3% margin, increased 14% sequentially and increased 94% year-over-year; full year net income of $417 million, a 8.1% margin, increased by 1,504% from prior year
•Fourth quarter adjusted EBITDA* of $321 million, a 23.6% margin, increased 5% and 34 basis points sequentially and 21% and 157 basis points year-over-year; full year adjusted EBITDA* of $1,186 million, a 23.1% margin, the highest in over 15 years, increased 45% and 423 basis points from prior year
•Fourth quarter cash provided by operating activities of $375 million and adjusted free cash flow* of $315 million driven by heightened collections; full year cash provided by operating activities of $832 million and adjusted free cash flow* of $651 million
•Debt repayments of $226 million on 6.50% Senior Secured Notes comprised of the previously announced $75 million in the fourth quarter of 2023, and an additional $151 million in January 2024
•Received credit rating upgrades from S&P Global Ratings to ‘B+’ (with a positive outlook) and Moody’s to ‘B1’ (with a positive outlook); newly initiated Fitch Ratings of ‘B+’
•Closed acquisition of specialty technology plays in the wireline and plug and abandonment space, further highlighting growth prospects for the future
•Received OTC Asia Spotlight on New Technology Award in Tubular Running Services for StringGuardTM

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, February 6, 2024 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the fourth quarter of 2023 and full year 2023.
Revenues for the fourth quarter of 2023 were $1,362 million, an increase of 4% sequentially and 13% year-over-year. Operating income was $216 million in the fourth quarter of 2023, compared to $218 million in the third quarter of 2023 and $169 million in the fourth quarter of 2022. Net income in the fourth quarter of 2023 was $140 million, an increase of 14% or 91 basis points sequentially, and an increase of 94% or 432 basis points year-over-year. Adjusted EBITDA* was $321 million, an increase of 5% or 34 basis points sequentially, and an increase of 21% or 157 basis points year-over-year. Basic income per share was $1.94, compared to $1.70 in the third quarter of 2023 and $1.01 in the fourth quarter of 2022.
Fourth quarter 2023 cash flows provided by operating activities were $375 million, compared to $172 million in the third quarter of 2023 and $193 million in the fourth quarter of 2022. Adjusted free cash flow* was $315 million, an increase of $178 million sequentially and $144 million year-over-year. Capital expenditures were $67 million in the fourth quarter of 2023, compared to $42 million in the third quarter of 2023 and $49 million in the fourth quarter of 2022.
Revenue for the full year 2023 was $5,135 million, compared to revenues of $4,331 million in 2022. Operating Income for the full year was $820 million, compared to $412 million in 2022. The company’s full year 2023 net income was $417 million, compared to $26 million in 2022. Full year cash flows provided by operations were $832 million, compared to $349 million in 2022. Adjusted free cash flow for the full year was $651 million compared to $299 million in 2022. Capital expenditures for full year 2023 were $209 million, compared to $132 million in 2022.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Girish Saligram, President and Chief Executive Officer, commented, “The results from the fourth quarter bookend another transformative year for the company and underscore the fundamentally changed nature of our operating profile. I am very grateful to our One Weatherford team for their continued passion and commitment in delivering these results.

2023 top line growth of 19%, adjusted free cash flow generation of $651 million, margin expansion of 423 basis points, and adjusted EBITDA margins of 23.1% set another record. Simultaneously, we made measurable improvements in our capital structure, with continued debt pay down, an enhanced credit facility, and credit rating upgrades. These actions and results reflect our commitment to achieving our strategic priorities and position us for a new phase of growth.

On February 1, 2024, we completed the acquisition of two technology companies in the wireline space from Turnbridge Capital - Probe and Impact Selector International, both widely recognized brands. We also completed the acquisition of Ardyne, a leader in well de-commissioning technology with whom we have had a partnership since the fourth quarter of 2022. These companies are strategically aligned with our portfolio and fit well within our acquisition criterion. We have very robust integration plans and are excited about the additional technology differentiation they add to Weatherford.

Our outlook for 2024 remains positive, with market fundamentals and international and offshore activity continuing to show resilience. We expect full year 2024 revenue to grow between double digits and low teens year-over-year, spearheaded by robust growth in the Middle East, and for adjusted EBITDA margins to make meaningful progress towards our goal of 25%.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational Highlights
•QatarEnergy awarded us three, five-year contracts to provide Completions and Gas Lift equipment, including Well and Intervention Services.
•Petrobras awarded us a five-year contract in Brazil to address subsea intervention and commissioning through our comprehensive offering, enhanced by our Centro™ well construction optimization platform.
•ENI Italy awarded us a three-year contract for the provision of Wireline services, in addition to a three-year contract for the supply of Liner Hanger systems for their onshore and offshore operations.
•Shell Brunei awarded us a three-year contract for the provision of Well Services, including the supply of thru-tubing products and services.
•Exxon awarded us a two-year Completions and Sand Control systems on the Guyana offshore programs.
•BPX Energy awarded us a two-year contract to supply Cementation Products for their Eagle Ford asset
•Cairn awarded us a three-year contract to provide Completions and Liner Hanger systems and services on the Barmer field in India
•A major operator in Asia awarded us a one-year contract for the supply of MPD systems for Carbon Capture and Sequestration (CCS) on an offshore gas development project.
•PTTEP Thailand awarded us a four-year contract for the provision of Fishing and Well Abandonment Services for Offshore Drilling operations.
Technology Highlights
•Weatherford received OTC Asia Spotlight on New Technology award for StringGuardTM, a system that prevents dropped tubulars adding safety and reliability to both offshore and onshore rig operations.
•We successfully installed fiber optic sensing technology for ADNOC’s first CCS well in support of their low-carbon initiatives.
•Through our partnership with Ardyne, Weatherford provided a unique, integrated solution that delivered significant value to a major operator in the Middle East, combining Weatherford’s existing portfolio with Ardyne’s industry leading technology to extend production on an aging asset.
•Deployed an engineered downhole Progressive Cavity Pump for 5E Advanced Materials to handle the extreme downhole conditions for a boron solution mining project.

Liquidity
We closed the fourth quarter 2023 with total cash of approximately $1,063 million as of December 31, 2023, up $117 million sequentially.
Net cash provided by operating activities during the fourth quarter 2023 was $375 million, up $203 million sequentially, and up $182 million year-over-year. Adjusted free cash flow* of $315 million was up $178 million sequentially and $144 million compared to the fourth quarter of 2022. The increases were mostly attributed to heightened collections activity.
In the fourth quarter 2023, we repurchased $75 million of our 6.5% Senior Secured Notes (“Secured Notes”) and an additional $151 million in January 2024. The principal remaining on our Secured Notes was approximately $248 million as of December 31, 2023 and $97 million as of the date of this release.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance				Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Seq.		YoY		Dec 31, 2023	Dec 31, 2022	YoY
Revenue	$382	$388	$371	(2)%		3%		$1,536	$1,328	16%
Segment Adjusted EBITDA	$97	$111	$111	(13)%		(13)%		$422	$324	30%
Segment Adj EBITDA Margin	25.4%	28.6%	29.9%	(322)	bps	(453)	bps	27.5%	24.4%	308	bps
Fourth quarter 2023 DRE revenues of $382 million decreased by $6 million, or 2% sequentially, primarily due to lower activity for drilling-related services in Latin America caused by weather, partially offset by increased wireline activity. Year-over-year DRE revenues increased by $11 million, or 3%, primarily due to international activity increases in wireline and drilling-related services.
Fourth quarter 2023 DRE segment adjusted EBITDA of $97 million decreased by $14 million, or 13% sequentially, primarily due to lower activity and a change in mix around drilling-related services. Year-over-year, DRE segment adjusted EBITDA decreased by $14 million, or 13%, primarily due to a change in mix around drilling-related services.
Full year 2023 DRE revenues of $1,536 million increased by $208 million, or 16% compared to 2022, with increased activity primarily from drilling-related services in Latin America and the Middle East/North Africa/Asia regions.
Full year 2023 DRE segment adjusted EBITDA of $422 million increased by $98 million, or 30% compared to 2022, with margins expanding 308 basis points primarily due to higher activity.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance				Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Seq.		YoY		Dec 31, 2023	Dec 31, 2022	YoY
Revenue	$480	$459	$403	5%		19%		$1,800	$1,521	18%
Segment Adjusted EBITDA	$131	$119	$87	10%		51%		$455	$299	52%
Segment Adj EBITDA Margin	27.3%	25.9%	21.6%	137	bps	570	bps	25.3%	19.7%	562	bps
Fourth quarter 2023 WCC revenues of $480 million increased by $21 million, or 5% sequentially, primarily due to higher activity in completions and cementation products in the Middle East/North Africa/Asia regions, partially offset by lower activity in North America. Year-over-year WCC revenues increased by $77 million, or 19%, primarily due to increased completions activity, partially offset by lower activity in North America.
Fourth quarter 2023 WCC segment adjusted EBITDA of $131 million increased by $12 million, or 10% sequentially, primarily due to higher international activity and a favorable change in mix around tubular running services. Year-over-year, WCC segment adjusted EBITDA increased by $44 million, or 51%, primarily due to higher fall through from increased activity across all product lines.

Full year 2023 WCC revenues of $1,800 million increased by $279 million, or 18% compared to 2022, with increased international activity primarily from completions and cementation products.
Full year 2023 WCC segment adjusted EBITDA of $455 million increased by $156 million, or 52% compared to 2022, with margins increasing 562 basis points due to increased activity and higher fall through.
Production and Intervention (“PRI”)

	Three Months Ended			Variance				Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Seq.		YoY		Dec 31, 2023	Dec 31, 2022	YoY
Revenues	$386	$371	$407	4%		(5)%		$1,472	$1,395	6%
Segment Adjusted EBITDA	$88	$86	$88	2%		—%		$323	$261	24%
Segment Adj EBITDA Margin	22.8%	23.2%	21.6%	(38)	bps	118	bps	21.9%	18.7%	323	bps
Fourth quarter 2023 PRI revenues of $386 million increased by $15 million, or 4% sequentially, primarily due to higher activity in digital solutions and international artificial lift, partially offset by lower activity for international pressure pumping and lower activity in North America for artificial lift. Year-over-year PRI revenues decreased by $21 million, or 5%, primarily due to lower activity in North America for artificial lift, partially offset by higher international activity in digital solutions, artificial lift and intervention services.
Fourth quarter 2023 PRI segment adjusted EBITDA of $88 million, increased by $2 million, or 2% sequentially, primarily due to higher fall through for digital solutions, partially offset by lower activity for international pressure pumping. Year-over-year, PRI segment adjusted EBITDA was flat but margins increased by 118 basis points, primarily due to a significant increase in digital solutions activity, and higher margins in artificial lift despite an overall reduction in activity in North America.
Full year 2023 PRI revenues of $1,472 million increased by $77 million, or 6% compared to 2022, primarily due to increased activity in the Middle East/North Africa/Asia and Latin America regions.
Full year 2023 PRI segment adjusted EBITDA of $323 million, increased by $62 million, or 24% compared to 2022, with margins increasing 323 basis points mainly due to an increase in activity.

Revenue by Geography

	Three Months Ended			Variance		Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Seq.	YoY	Dec 31, 2023	Dec 31, 2022	YoY
North America	$248	$269	$301	(8)%	(18)%	$1,068	$1,104	(3)%

International	$1,114	$1,044	$908	7%	23%	$4,067	$3,227	26%
Latin America	342	357	290	(4)%	18%	1,387	1,062	31%
Middle East/North Africa/Asia	547	471	387	16%	41%	1,815	1,401	30%
Europe/Sub-Sahara Africa/Russia	225	216	231	4%	(3)%	865	764	13%
Total Revenue	$1,362	$1,313	$1,209	4%	13%	$5,135	$4,331	19%
North America
Fourth quarter 2023 North America revenue of $248 million decreased by $21 million, or 8% sequentially, primarily due to lower PRI and WCC activity in the United States. Year-over-year North America revenue decreased by $53 million, or 18%, primarily due to the slowdown in overall activity in the United States (“US”) and Canada, partially offset by higher activity in the US Gulf of Mexico.
Full year 2023 North America revenue of $1,068 million decreased by $36 million, or 3% compared to 2022, primarily due to lower artificial lift activity in the United States and lower completions activity in Canada, partially offset by increased activity in the US Gulf of Mexico across all the segments.
International
Fourth quarter 2023 international revenue of $1,114 million increased 7% sequentially and 23% year over year, and full year 2023 international revenue of $4,067 million increased 26% compared to 2022.
Fourth quarter 2023 Latin America revenue of $342 million decreased by $15 million, or 4% sequentially, primarily due to the impact of weather disruptions in Mexico on drilling-related services and lower completions activity in Brazil due to timing of certain product deliveries. Year-over-year, Latin America revenue increased by $52 million, or 18%, primarily due to higher activity in all our segments.
Full year 2023 Latin America revenue of $1,387 million increased by $325 million, or 31% compared to 2022, primarily due to increased activity across all segments and in integrated services and projects.

Fourth quarter 2023 Middle East/North Africa/Asia revenue of $547 million increased by $76 million, or 16% sequentially, primarily driven by higher activity across all segments as well as in integrated services and projects, most notably in Saudi Arabia and the United Arab Emirates. Year-over-year, the Middle East/North Africa/Asia revenue increased by $160 million, or 41%, primarily due to higher activity in all segments as well as in integrated services and projects.
Full year 2023 Middle East/North Africa/Asia revenues of $1,815 million increased by $414 million, or 30% compared to 2022, primarily due to increased activity across all segments as well as in integrated services and projects, most notably in Saudi Arabia and Oman.
Fourth quarter 2023 Europe/Sub-Sahara Africa/Russia revenue of $225 million increased by $9 million, or 4% sequentially, mainly due to higher PRI and DRE activity in Europe. Year-over-year, Europe/Sub-Sahara Africa/Russia revenue decreased by $6 million, or 3%, primarily due to lower revenue in Russia, partially offset by increased WCC activity in Europe and the Sub-Sahara Africa regions.
Full year 2023 Europe/Sub-Sahara Africa/Russia revenues of $865 million increased by $101 million, or 13% compared to 2022, mainly due to increased activity in WCC and DRE.

Acquisition Details
On February 1, 2024, we acquired ISI Holding Company, LLC (“ISI”) and Probe Technologies Holdings, Inc. (“Probe”). Aggregate consideration for these acquisitions was 844,702 ordinary shares, plus $6 million in cash, subject to customary adjustments and an earn out which applies to 2024 performance. Included in this consideration as part of the acquisition of Probe, Weatherford approved the grant of an aggregate of 28,632 ordinary shares to four individuals who were offered employment with Weatherford following the closing of the acquisitions. The issuance of these ordinary shares was a material inducement to them to accept employment with Weatherford. These shares will be issued within 30 days following the closing. This disclosure is a requirement of the Nasdaq rule 5635 (c)(4).

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 18,500 team members representing more than 110 nationalities and 335 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, February 7, 2024, to discuss the Company’s results for the fourth quarter and full year ended December 31, 2023. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time)
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until February 21, 2024, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 5521443. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.

Contacts
For Investors:
Mohammed Topiwala
Vice President, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, based on factors including but not limited to: global political disturbances, war, terrorist attacks, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended						Year Ended
($ in Millions, Except Per Share Amounts)	December 31, 2023		September 30, 2023		December 31, 2022		December 31, 2023		December 31, 2022
Revenues:
DRE Revenues	$382		$388		$371		$1,536		$1,328
WCC Revenues	480		459		403		1,800		1,521
PRI Revenues	386		371		407		1,472		1,395
All Other	114		95		28		327		87
Total Revenues	1,362		1,313		1,209		5,135		4,331

Operating Income:
DRE Segment Adjusted EBITDA[1]	$97		$111		$111		$422		$324
WCC Segment Adjusted EBITDA[1]	131		119		87		455		299
PRI Segment Adjusted EBITDA[1]	88		86		88		323		261
All Other [2]	13		7		(4)		38		1
Corporate [2]	(8)		(18)		(16)		(52)		(68)
Depreciation and Amortization	(83)		(83)		(84)		(327)		(349)
Share-Based Compensation	(9)		(9)		(7)		(35)		(25)
Other (Charges) Credits	(13)		5		(6)		(4)		(31)
Operating Income	216		218		169		820		412

Other Income (Expense):
Interest Expense, Net of Interest Income of $12, $15, $12, $59 and $31	(31)		(30)		(39)		(123)		(179)
Loss on Blue Chip Swap Securities	—		—		—		(57)		—
Loss on Extinguishment of Debt and Bond Redemption Premium	(2)		—		(3)		(5)		(5)
Other Expense, Net	(34)	—	(24)	—	(30)	—	(129)	—	(90)
Income Before Income Taxes	149		164		97		506		138
Income Tax Provision	(2)		(33)		(21)		(57)		(87)
Net Income	147		131		76		449		51
Net Income Attributable to Noncontrolling Interests	7		8		4		32		25
Net Income Attributable to Weatherford	$140		$123		$72		$417		$26

Basic Income Per Share	$1.94		$1.70		$1.01		$5.79		$0.37
Basic Weighted Average Shares Outstanding	72		72		71		72		71

Diluted Income Per Share	$1.90		$1.66		$0.99		$5.66		$0.36
Diluted Weighted Average Shares Outstanding	74		74		73		74		72

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes business activities related to all other segments (profit and loss) and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting. The improvement in All Other in 2023 was primarily due to higher activity related to our integrated services and projects.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	December 31, 2023	December 31, 2022
Assets:
Cash and Cash Equivalents	$958	$910
Restricted Cash	105	202
Accounts Receivable, Net	1,216	989
Inventories, Net	788	689
Property, Plant and Equipment, Net	957	918
Intangibles, Net	370	506

Liabilities:
Accounts Payable	679	460
Accrued Salaries and Benefits	387	367
Current Portion of Long-term Debt	168	45
Long-term Debt	1,715	2,203

Shareholders’ Equity:
Total Shareholders’ Equity	922	551
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Year Ended
($ in Millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Cash Flows From Operating Activities:
Net Income	$147	$131	$76	$449	$51
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	83	83	84	327	349
Foreign Exchange Losses	43	15	25	116	71
Loss on Extinguishment of Debt and Bond Redemption Premium	2	—	3	5	5
Loss on Blue Chip Swap Securities	—	—	—	57	—
Inventory Charges	8	—	6	19	36
Loss (Gain) on Disposition of Assets	—	(4)	(19)	(11)	(41)
Deferred Income Tax Provision (Benefit)	(19)	(14)	(20)	(86)	4
Employee Share-Based Compensation Expense	9	9	7	35	25
Changes in Accounts Receivable, Inventory, and Accounts Payable:
Accounts Receivable	59	(197)	(90)	(221)	(193)
Inventories	(11)	(28)	43	(114)	(56)
Accounts Payable	58	105	35	231	84
Other Changes, Net	(4)	72	43	25	14
Net Cash Provided By Operating Activities	375	172	193	832	349

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(67)	(42)	(49)	(209)	(132)
Proceeds from Disposition of Assets	7	7	27	28	82
Purchases of Blue Chip Swap Securities	—	—	—	(110)	—
Proceeds from Sales of Blue Chip Swap Securities	—	—	—	53	—
Other Investing Activities	(71)	(1)	(10)	(51)	(4)
Net Cash Used In Investing Activities	(131)	(36)	(32)	(289)	(54)

Cash Flows From Financing Activities:
Repayments and Repurchases of Long-term Debt	(80)	(76)	(136)	(386)	(198)
Tax Remittance on Equity Awards Vested	(2)	—	(1)	(56)	(4)
Other Financing Activities	(44)	(15)	(22)	(72)	(46)
Net Cash Used In Financing Activities	$(126)	$(91)	$(159)	$(514)	$(248)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* (formerly titled as Free Cash Flow) - Adjusted free cash flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)
($ in Millions, Except Margin in Percentages)

	Three Months Ended			Year Ended
($ in Millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues	$1,362	$1,313	$1,209	$5,135	$4,331
Net Income Attributable to Weatherford	$140	$123	$72	$417	$26
Net Income Margin	10.3%	9.4%	6.0%	8.1%	0.6%
Adjusted EBITDA*	$321	$305	$266	$1,186	$817
Adjusted EBITDA Margin*	23.6%	23.2%	22.0%	23.1%	18.9%

Net Income Attributable to Weatherford	$140	$123	$72	$417	$26
Net Income Attributable to Noncontrolling Interests	7	8	4	32	25
Income Tax Provision	2	33	21	57	87
Interest Expense, Net of Interest Income of $12, $15, $12, $59 and $31	31	30	39	123	179
Loss on Blue Chip Swap Securities	—	—	—	57	—
Loss on Extinguishment of Debt and Bond Redemption Premium	2	—	3	5	5
Other Expense, Net	34	24	30	129	90
Operating Income	216	218	169	820	412
Depreciation and Amortization	83	83	84	327	349
Other Charges (Credits)	13	(5)	6	4	31
Share-Based Compensation	9	9	7	35	25
Adjusted EBITDA*	$321	$305	$266	$1,186	$817

Net Cash Provided By Operating Activities	$375	$172	$193	$832	$349
Capital Expenditures for Property, Plant and Equipment	(67)	(42)	(49)	(209)	(132)
Proceeds from Disposition of Assets	7	7	27	28	82
Adjusted Free Cash Flow*	$315	$137	$171	$651	$299

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined